Structure makes the difference.

Introducing S-Notes(SM). The family of structured notes from ABN AMRO that can create opportunity when it’s needed most.

Whether an investor’s emphasis is on building wealth or preserving it, key times in life call for innovative investments. Today, ABN AMRO, a leading issuer of SEC-registered structured notes, provides innovation and new opportunity. Through our S-Notes’ family of structured notes, you can gain broader diversification and access to a wide range of asset classes, so you can select investments that align with your needs, risk profile and asset allocation targets. Visit us online to learn more.

To learn more about S-Notes(SM) from ABN AMRO, please visit: us.abnamromarkets.com

Disclaimer: Investing in S-Notes(SM) entails certain risks. Investors should carefully consider the risks of each individual S-Note and whether such notes are suited to their particular circumstances before investing. S-Notes are not insured by the Federal Deposit Insurance Corporation or any other federal agency. ABN AMRO Bank N.V. (“ABN AMRO”) is a leading issuer of SEC registered structured notes in the U.S. based upon the number of registered issuances in 2005. Certain of ABN AMRO's indirect wholly owned subsidiaries undertake securities distribution on behalf of ABN AMRO and are members of SIPC, NYSE and NASD.

ABN AMRO has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for its offerings of S-Notes. Before you or your client invest in any of ABN AMRO’s products, you should read the relevant documents in that registration statement and other documents ABN AMRO has filed with the SEC for more complete information about ABN AMRO and the offering of the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ABN AMRO or any underwriter or any dealer participating in an offering will arrange to send you the prospectus if you request it by calling toll free (888) 644-2048.

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